Exhibit 99.1

**For Immediate Release**
For more information, contact: Victor Karpiak: (425) 255-4400 Scott Gaspard: (425) 254-2002

First Financial Northwest, Inc.
Reports Net Income of $1.3 Million or $0.07 Per Share and
an $18.4 Million Reduction in Nonperforming Assets for the Second Quarter of 2011

Renton, Washington – July 25, 2011 - First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Savings Bank Northwest (the “Bank”), today reported net income for the quarter ended June 30, 2011 of $1.3 million, or $0.07 per diluted share, as compared to a net loss of $24.9 million, or $1.43 per diluted share, for the quarter ended June 30, 2010.  For the six months ended June 30, 2011 net income was $2.7 million or $0.15 per diluted share as compared to a net loss of $42.6 million or $2.45 per diluted share for the comparable period in 2010.

“I am pleased to report that net income of $1.3 million for the second quarter of 2011 represents our third consecutive quarter of profitability following our challenges as a result of the economic recession. We have been successful in reducing our nonperforming assets over the past several quarters. We have been proactive in identifying loan customers in the early stages of delinquency to develop strategies to mitigate potential losses in the future as reflected in the improvement in our loans that are less than 90 days delinquent.

The success of the banking industry is closely linked to the health of the economy and we are encouraged by signs of improvement in our local economy. We have worked diligently to return the Bank to profitability thanks to our loyal customers and shareholders who have maintained their confidence in us,” stated Victor Karpiak, Chairman, President and Chief Executive Officer of First Financial Northwest, Inc.

Highlights for the quarter ended June 30, 2011 include:

•	On a sequential quarter basis, nonperforming assets decreased $18.4 million or 22.4% from March 31, 2011 and $73.2 million or 53.4% from June 30, 2010 to $63.9 million at June 30, 2011;
•	On a sequential quarter basis, nonperforming loans decreased $13.2 million or 25.8% from March 31, 2011 and $82.7 million or 68.6% from June 30, 2010 to $37.9 million at June 30, 2011;

•
Delinquent loans less than 90 days past due decreased $3.1 million to $4.9 million from $8.0 million at March 31, 2011 as a result of our continued emphasis to aggressively manage our delinquent loan portfolio;

•
Construction/land development loans declined $8.9 million to $34.2 million, a 20.6% decrease from March 31, 2011. This segment of our loan portfolio now represents 4.4% of total loans compared to 5.2% at March 31, 2011 and 9.2% at June 30, 2010;

•	Sales of other real estate owned (“OREO”) totaled $10.7 million during the quarter with a net gain on sales of $508,000;
•	Gain on sales of investments during the quarter totaled $751,000;
•	Net interest margin remained relatively unchanged at 3.07% for the quarter as compared to the quarter ended March 31, 2011 and
•	The Company’s ratio of tangible equity to tangible assets at June 30, 2011 was 15.6% (1).

On a quarterly basis, management evaluates the adequacy of the allowance for loan losses. Based on this evaluation, a provision of $1.6 million was required for the second quarter of 2011, an increase of $400,000 from the first quarter of 2011. This increase was primarily the result of the impact of our recent actual historical loan loss experience on our provision calculation. The amount of the provision is determined by management’s analysis of various quantitative and qualitative factors affecting loans to provide reserves adequate to support known and inherent losses within the portfolio. One component of our provision calculation utilizes a weighted-average, look-back period, which is common practice within the industry. Actual loan loss history incurred by the Bank was significant during 2009 and 2010, although loan losses were minimal in years prior. As a result, as quarters with minimal losses roll off and are replaced with quarters that contain higher loan losses, the provision may continue to increase even though the credit quality of our loan portfolio may continue to significantly improve and the amount of our delinquencies and the size of our total loan portfolio may continue to decrease.

The effect of the $1.6 million provision for loan losses combined with net charge-offs of $4.9 million resulted in

____________________________

(1)
The tangible equity to tangible assets ratio is the same as the equity to assets ratio under Generally Accepted Accounting Principles (“GAAP”) as the Company has an immaterial amount of intangible assets at June 30, 2011.

a decrease in the allowance for loan losses to $17.0 million at June 30, 2011 from $20.3 million at March 31, 2011. The allowance for loan losses represented 44.8% of nonperforming loans at June 30, 2011, compared to 39.6% at March 31, 2011, primarily due to the $13.2 million decrease in nonperforming loans during the second quarter.

The following table presents a breakdown of our troubled debt restructured loans (“TDRs”):

				Three Month	One Year
	June 30,	March 31,	June 30,	Increase	Increase
	2011	2011	2010	(Decrease)	(Decrease)
			(In thousands)
One-to-four family residential	$57,002	$56,751	$51,725	$251	$5,277
Multifamily	2,520	2,508	2,531	12	(11)
Commercial real estate	11,984	13,822	10,668	(1,838)	1,316
Construction/land development	489	4,003	14,760	(3,514)	(14,271)
Consumer	70	70	99	-	(29)
Total TDRs	$72,065	$77,154	$79,783	$(5,089)	$(7,718)

During the second quarter of 2011, our TDRs decreased $5.1 million to $72.1 million, of which 79.1% are one-to-four family residential loans. At June 30, 2011, $66.0 million or 91.5% of our TDRs were classified as performing. Included in this $66.0 million of TDRs are $34.0 million which represent “A” notes related to “A/B” note workout strategies, where the “A” note amount was the current loan balance charged down to result in an acceptable loan to value ratio and positive debt service coverage at the time of the restructure. TDRs represent loan relationships where the Bank modified the loan terms because the borrower was experiencing financial challenges. Our priority is to negotiate a solution that is acceptable to the Bank while providing the borrower time to resolve their financial issues.

 The following table presents a breakdown of our nonperforming assets:

				Three Month	One Year
	June 30,	March 31,	June 30,	Increase	Increase
	2011	2011	2010	(Decrease)	(Decrease)
			(In thousands)
One-to-four family
residential (1)	$13,684	$15,652	$48,246	$(1,968)	$(34,562)
Multifamily	638	700	-	(62)	638
Commercial real estate	7,882	11,104	14,657	(3,222)	(6,775)
Construction/land
development	15,679	23,485	56,995	(7,806)	(41,316)
Consumer	45	145	747	(100)	(702)
Total nonperforming loans	$37,928	$51,086	$120,645	$(13,158)	(82,717)
OREO	25,979	31,266	16,493	(5,287)	9,486
Total nonperforming assets	$63,907	$82,352	$137,138	$(18,445)	$(73,231)
__________________________
(1) The majority of these loans are related to our merchant builders rental properties.

Nonperforming assets decreased for the fifth consecutive quarter. At their peak, nonperforming assets reached $166.4 million at March 31, 2010 decreasing to $63.9 million at June 30, 2011, representing a $102.5 million or 61.6% decrease.  Nonperforming assets as a percent of total assets was 5.6%, 7.0% and 10.5% at June 30, 2011, March 31, 2011 and June 30, 2010, respectively.

The following table presents a breakdown of our OREO by county and type of property at June 30, 2011:

King County		Pierce County	Snohomish County	Kitsap County	All other counties	Total OREO	Percent of OREO
(Dollars in thousands)
One-to-four family residential	$3,188	$5,450	$1,110	$1,218	$515	$11,481	44.2%
Commercial real estate	563	4,004	-	1,292	450	6,309	24.3
Construction/land development	2,725	3,099	-	202	2,163	8,189	31.5
Total OREO	$6,476	$12,553	$1,110	$2,712	$3,128	$25,979	100.0%

OREO decreased $5.3 million or 16.9% to $26.0 million at June 30, 2011 from $31.3 million at March 31, 2011 as sales exceeded transfers of loans into OREO during the quarter. We sold $10.7 million of OREO during the second quarter of 2011 which generated a net gain of $508,000. We evaluate our OREO inventory quarterly. As a result of the evaluation, we expensed $289,000 related to the decline in the market value of those properties during the quarter ended June 30, 2011. Additional expenses related to OREO were $986,000 for the second quarter of 2011. During the remainder of 2011, we will continue to actively market our OREO properties in an effort to minimize the amount of holding costs incurred.

Net interest income for the quarter ended June 30, 2011 was $8.4 million compared to $8.6 million for the quarter ended March 31, 2011 primarily due to the decrease in the balance of our loan portfolio partially offset by the decrease in our cost of funds. Net interest income for the second quarter of 2011 increased $377,000 to $8.4 million from $8.1 million for the same period in 2010. The reason for this change was a decrease of $2.6 million in interest expense partially offset by a decrease of $2.2 million in interest income. The decline in our total interest expense was principally the result of a 70 basis point decrease in our cost of funds during the second quarter of 2011 to 1.97% as compared to 2.67% during the second quarter of 2010, due to new and renewing certificates of deposit pricing at lower interest rates. In addition, public funds decreased $10.7 million during the second quarter of 2011 as part of our strategy to reduce our exposure to these types of higher cost deposits. Interest income declined as a result of the reduction in the size of our loan portfolio and corresponding increase in lower yielding investments and interest-bearing deposits. The decline in our loan portfolio was the result of paydowns due to normal borrower activity, charge-offs and transfers of nonperforming loans to OREO.  Our interest rate spread increased 58 basis points to 2.84% from 2.26% while the net interest margin increased to 3.07% from 2.58% from the second quarter of 2010.

Noninterest expense for the second quarter of 2011 decreased $170,000 to $6.4 million compared to $6.6 million from the first quarter of 2011. Noninterest expense for the quarter ended June 30, 2011 decreased $598,000 from the same quarter in 2010. The decline for both periods was primarily the result of a decrease in net expenses related to OREO.

Progress on Regulatory Order

On September 24, 2010, the Bank entered into a Stipulation and Consent to the Issuance of a Consent Order (“Order”) with the FDIC and the Washington State Department of Financial Institutions (“DFI”). We are pleased to report that we believe we have complied with each item set forth in the Order in advance of all required due dates and the appropriate documentation has been submitted to our regulators for their review. We will continue to work towards reducing substandard assets and improving earnings in the upcoming quarters in our ongoing efforts to improve our operations.

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-

service banking office. We are a part of the ABA NASDAQ Community Bank Index. For additional information about us, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.

Forward-looking statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Federal Reserve Board and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute additional enforcement actions against the Company or the Bank, to take additional corrective action and refrain from unsafe and unsound practices, which may also require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions; the requirements and restrictions that have been imposed upon the Company under the memoranda of understanding with the Office of Thrift Supervision and the consent order the Bank entered into with the FDIC and the Washington DFI and the possibility that the Company and the Bank will be unable to fully comply with these enforcement actions which could result in the imposition of additional requirements or restrictions; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2010. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed in any forward-looking statements made by or on our behalf. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

	June 30,	December 31,	June 30,	Six Month		One Year
Assets	2011	2010	2010	Change		Change

Cash on hand and in banks	$4,364	$7,466	$7,867	(41.5	) %	(44.5	) %
Interest-bearing deposits	184,448	90,961	122,944	102.8		50.0
Investments available for sale	141,832	164,603	142,398	(13.8)		(0.4)
Loans receivable, net of allowance of $16,989, $22,534
and $29,858	752,634	856,456	971,710	(12.1)		(22.6)
Premises and equipment, net	19,328	19,829	20,272	(2.5)		(4.7)
Federal Home Loan Bank stock, at cost	7,413	7,413	7,413	-		-
Accrued interest receivable	4,132	4,686	4,813	(11.8)		(14.1)
Federal income tax receivable	6,346	5,916	5,379	7.3		18.0
Other real estate owned	25,979	30,102	16,493	(13.7)		57.5
Prepaid expenses and other assets	5,044	6,226	7,350	(19.0)		(31.4)
Total assets	$1,151,520	$1,193,658	$1,306,639	(3.5	) %	(11.9	) %

Liabilities and Stockholders' Equity

Interest-bearing deposits	$868,270	$911,526	$967,402	(4.7	) %	(10.3	) %
Non-interest bearing deposits	5,427	8,700	4,697	(37.6)		15.5
Advances from the Federal Home Loan Bank	93,066	93,066	139,900	-		(33.5)
Advance payments from borrowers for taxes and insurance	1,948	2,256	2,422	(13.7)		(19.6)
Accrued interest payable	217	214	394	1.4		(44.9)
Other liabilities	3,339	3,418	5,032	(2.3)		(33.6)
Total liabilities	972,267	1,019,180	1,119,847	(4.6)		(13.2)

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000
shares, no shares issued or outstanding	-	-	-	-		-
Common stock, $0.01 par value; authorized 90,000,000
shares; issued and outstanding 18,805,168 shares at June 30, 2011,
December 31, 2010 and June 30, 2010	188	188	188	-		-
Additional paid-in capital	188,064	187,371	186,770	0.4		0.7
Retained earnings (accumulated deficit), substantially restricted	2,387	(305)	11,197	(882.6)		(78.7)
Accumulated other comprehensive income, net of tax	1,310	484	2,462	170.7		(46.8)
Unearned Employee Stock Ownership Plan (ESOP) shares	(12,696)	(13,260)	(13,825)	(4.3)		(8.2)
Total stockholders' equity	179,253	174,478	186,792	2.7		(4.0)
Total liabilities and stockholders' equity	$1,151,520	$1,193,658	$1,306,639	(3.5	) %	(11.9	) %

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended			Three Month		One Year
	June 30, 2011	March 30, 2011	June 30, 2010	% Change		% Change
Interest income
Loans, including fees	$11,891	$12,428	$14,245	(4.3	) %	(16.5	) %
Investments available for sale	1,262	1,205	1,106	4.7		14.1
Cash on hand and in banks	94	76	73	23.7		28.8
Total interest income	$13,247	$13,709	$15,424	(3.4	) %	(14.1	) %
Interest expense
Deposits	4,220	4,513	6,322	(6.5)		(33.3)
Federal Home Loan Bank advances	583	576	1,035	1.2		(43.7)
Total interest expense	$4,803	$5,089	$7,357	(5.6	) %	(34.7	) %
Net interest income	8,444	8,620	8,067	(2.0)		4.7
Provision for loan losses	1,600	1,200	26,000	33.3		(93.9)
Net interest income (loss) after
provision for loan losses	$6,844	$7,420	$(17,933)	(7.8	) %	(138.2	) %
Noninterest income
Net gain on sale of investments	751	511	-	47.0		100.0
Other	75	85	62	(11.8)		21.0
Total noninterest income	$826	$596	$62	38.6%		1,232.3%

Noninterest expense
Salaries and employee benefits	3,214	3,289	2,892	(2.3)		11.1
Occupancy and equipment	395	402	424	(1.7)		(6.8)
Professional fees	502	480	487	4.6		3.1
Data processing	183	209	172	(12.4)		6.4
Gain on sale of OREO property, net	(508)	(626)	(14)	(18.8)		3,528.6
OREO market value adjustments	289	628	897	(54.0)		(67.8)
OREO related expenses, net	986	850	708	16.0		39.3
FDIC/OTS assessments	612	710	515	(13.8)		18.8
Insurance and bond premiums	248	247	150	0.4		65.3
Marketing	50	61	78	(18.0)		(35.9)
Other general and administrative	441	332	701	32.8		(37.1)
Total noninterest expense	$6,412	$6,582	$7,010	(2.6	) %	(8.5	) %
Income (loss) before provision
for federal income taxes	1,258	1,434	(24,881)	(12.3)		(105.1)
Provision for federal income taxes	-	-	-	-		-
Net income (loss)	$1,258	$1,434	$(24,881)	(12.3	) %	(105.1	) %
Basic earnings (loss) per share	$0.07	$0.08	$(1.43)	(12.5	) %	(104.9	) %
Diluted earnings (loss) per share	$0.07	$0.08	$(1.43)	(12.5	) %	(104.9	) %

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars in thousands, except share data)
(Unaudited)

	Six Months Ended
	June 30,		One Year
	2011	2010	% Change
Interest income
Loans, including fees	$24,319	$28,839	(15.7	) %
Investments available for sale	2,467	2,113	16.8
Federal funds sold and interest-bearing deposits with banks	170	134	26.9
Total interest income	$26,956	$31,086	(13.3	) %
Interest expense
Deposits	8,733	12,893	(32.3)
Federal Home Loan Bank advances	1,159	2,058	(43.7)
Total interest expense	$9,892	$14,951	(33.8	) %
Net interest income	17,064	16,135	5.8
Provision for loan losses	2,800	39,000	(92.8)
Net interest loss after provision for loan losses	$14,264	$(22,865)	(162.4	) %

Noninterest income (loss)
Net gain on sale of investments	1,262	-	100.0
Other	160	108	48.1
Total noninterest income (loss)	$1,422	$108	1,216.7%

Noninterest expense
Salaries and employee benefits	6,503	6,081	6.9
Occupancy and equipment	797	849	(6.1)
Professional fees	982	946	3.8
Data processing	392	342	14.6
Loss (gain) on sale of OREO property, net	(1,134)	423	(368.1)
OREO market value adjustments	917	3,168	(71.1)
OREO related expenses, net	1,836	1,410	30.2
FDIC/OTS assessments	1,322	1,095	20.7
Insurance and bond premiums	495	299	65.6
Marketing	111	121	(8.3)
Other general and administrative	773	1,143	(32.4)
Total noninterest expense	$12,994	$15,877	(18.2	) %
Income (loss) before provision (benefit) for federal income taxes		(38,634)	(107.0)
Provision (benefit) for federal income taxes	-	3,999	(100.0)
Net income (loss)	$2,692	$(42,633)	(106.3	) %
Basic earnings (loss) per share	$0.15	$(2.45)	(106.1	) %
Diluted earnings (loss) per share	$0.15	$(2.45)	(106.1	) %

The following table presents a breakdown of our loan portfolio:

	June 30, 2011		December 31, 2010
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
One-to-four family residential: (1)
Permanent	$359,846	46.4%	$393,334	44.1%
Construction	-	-	5,356	0.6
	359,846	46.4	398,690	44.7
Multifamily:
Permanent	118,012	15.2	140,762	15.8
Construction	2,249	0.3	4,114	0.5
	120,261	15.5	144,876	16.2
Commercial real estate:
Permanent	223,630	28.9	237,708	26.6
Construction	17,800	2.3	28,362	3.2
Land	3,384	0.4	6,643	0.8
	244,814	31.6	272,713	30.6
Construction/land development:
One-to-four family residential	13,889	1.8	26,848	3.0
Multifamily	882	0.1	1,283	0.1
Commercial	1,104	0.1	1,108	0.1
Land development	18,355	2.4	27,262	3.1
	34,230	4.4	56,501	6.3
Business	1,819	0.2	479	0.1
Consumer	13,971	1.8	19,127	2.1
Total loans	774,941	100.0%	892,386	100.0%
Less:
Loans in process (LIP)	3,328		10,975
Deferred loan fees, net	1,990		2,421
Allowance for loan losses	16,989		22,534
Loans receivable, net	$752,634		$856,456

(1) Includes $158.0 million and $173.4 million of non-owner occupied loans at June 30, 2011 and December 31, 2010, respectively.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Ratios
(Unaudited)

	At or For the Quarter Ended
	June 30, 2011	March 31, 2011	December 31, 2010	June 30, 2010
	(Dollars in thousands, except share data)
Performance Ratios:
Return (loss) on assets	0.43%	0.48%	0.19%	(7.50	) %
Return (loss) on equity	2.80	3.25	1.28	(47.06)
Equity-to-assets ratio	15.57	14.91	14.62	14.30
Interest rate spread	2.84	2.88	2.70	2.26
Net interest margin	3.07	3.09	2.95	2.58
Average interest-earning assets to
average interest-bearing liabilities	112.93	111.55	111.77	113.65
Efficiency ratio	69.17	71.42	71.48	86.23
Noninterest expense as a percent of
average total assets	2.19	2.21	2.19	2.11
Book value per common share	$9.53	$9.39	$9.28	$9.93

Capital Ratios (1):
Tier 1 leverage	12.47%	12.13%	11.73%	9.40%
Tier 1 risk-based	21.55	20.03	18.38	14.49
Total risk-based	22.81	21.30	19.65	15.78

Asset Quality Ratios (2):
Nonaccrual and 90 days or more past due loans
as a percent of total loans	4.92%	6.24%	7.14%	12.01%
Nonperforming assets as a percent
of total assets	5.55	6.96	7.79	10.50
Allowance for loan losses as a percent of
total loans	2.20	2.47	2.56	2.97
Allowance for loan losses as a percent of
nonperforming loans	44.79	39.64	35.80	24.75
Net charge-offs to average loans
receivable, net	0.62	0.42	0.90	3.24

Allowance for Loan Losses:
Allowance for loan losses, beginning of the quarter	$20,250	$22,534	$28,400	$36,479
Provision	1,600	1,200	2,100	26,000
Charge-offs	(4,976)	(3,675)	(8,970)	(32,703)
Recoveries	115	191	1,004	82
Allowance for loan losses, end of the quarter	$16,989	$20,250	$22,534	$29,858

Nonperforming Assets (2):
Nonperforming loans (3)
Nonaccrual loans	$31,831	$39,737	$46,637	$87,437
Nonaccrual troubled debt restructured loans	6,097	11,349	16,299	33,208
Total nonperforming loans	$37,928	$51,086	$62,936	$120,645
OREO	25,979	31,266	30,102	16,493
Total nonperforming assets	$63,907	$82,352	$93,038	$137,138

Performing troubled debt restructured loans	$65,968	$65,805	$58,375	$46,575

(1) Capital ratios are for First Savings Bank Northwest only.
(2) Loans are reported net of undisbursed funds.
(3) There were no loans 90 days or more past due and still accruing interest.

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